ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 28, 1999, between Dynamics Research Corporation, a Massachusetts corporation ("Seller"), and Amdocs Inc., a Delaware corporation ("Purchaser").

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all the assets of Seller's telecommunications fraud control business (the "Business") as described below, upon the terms and subject to the conditions of this Agreement.

Accordingly, the parties hereby agree as follows:

                                ARTICLE I

                   Purchase and Sale of Acquired Assets

SECTION 1.01  Purchase and Sale

On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and receive from Seller all the right, title and interest as of the Closing of Seller in, to and under the Acquired Assets (as defined in Section 1.02(a)), for (i) eight hundred thousand dollars ($800,000) (the "Purchase Price"), payable as set forth in Section 2.02 and Section
1.05, and (ii) the assumption of the Assumed Liabilities (as defined in Section 1.03(a)). The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the "Acquisition".

SECTION 1.02  Acquired Assets and Excluded Assets

(a)  The term "Acquired Assets" shall include:

     (i) all tangible personal property and interests therein, including all machinery, computers, software programs, other equipment, furniture, furnishings and vehicles, of Seller that are listed in Schedule 3.07 (the "Personal Property");

     (ii) all contracts, licenses, sublicenses, leases, subleases, indentures, agreements, commitments and all other legally binding arrangements, whether oral or written ("Assigned Contracts"), to which Seller is a party or by which Seller is bound that are listed in Schedule 3.06;

     (iii) all Permits (as defined in Section 3.08) of Seller that are used, held for use or intended to be used primarily in the operation or conduct of the Business (the "Assigned
           Permits");

     (iv) all rights, claims and credits to the extent relating to any other Acquired Asset or any Assumed Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Acquired Asset or any Assumed Liability; and

     (v) all personnel records, files, invoices, customers' and suppliers' lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence (in all cases, in any form or medium), of Seller that are used, held for use or intended to be used primarily in, or that arise primarily out of, the conduct or operation of the Business (the "Records").

(b) Notwithstanding the foregoing, Acquired Assets shall not include cash and accounts receivable arising out of or related to the Business and Seller shall retain the rights held by it prior to the Closing under any Assigned Contract providing it continuing indemnity and exculpation rights for pre-Closing occurrences for which Seller remains liable under this Agreement.

SECTION 1.03  Assumption of Certain Liabilities


(a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing shall perform and discharge when due, all of Seller's maintenance obligations under the Assigned Contracts to the extent such obligations relate to the period from and after the Closing. For the assumption of such maintenance obligations, Seller shall pay Purchaser at the Closing, five hundred thirty thousand and two hundred and sixty dollars ($530,260) which is a pro-rata portion of all maintenance fees paid, payable or due to Seller from users of Sleuth for maintenance services under any Assigned
Contract with respect to the calendar year 1999 and thereafter. The liabilities, obligations and commitments of Seller that Purchaser is assuming pursuant to Sections 1.03(a) and 1.03(b) of this Agreement are referred to herein as the "Assumed Liabilities".

(b) In addition to the liabilities assumed under Section 1.03(a) above, upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing Purchaser shall pay, perform and discharge when due, all liabilities, obligations and commitments of Seller under the Assigned Contracts and Assigned Permits to the extent such liabilities, obligations and commitments relate to the period from and after the Closing;

(c) Except as expressly set forth in this Agreement, or in any other agreements executed and delivered with this Agreement (the
"Ancillary Agreements"), and regardless of any disclosure to Purchaser, Purchaser shall not assume any of the following liabilities, obligations and commitments of Seller (the "Excluded Liabilities"), all of which shall be retained and paid, performed and discharged when due by Seller. The term "Excluded Liability" means:

     (i) any liability, obligation or commitment of Seller not specifically described in Section 1.03(a) and 1.03(b);

     (ii) any liability, obligation or commitment of Seller, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, matured or unmatured arising primarily out of the operation or conduct by Seller or any of its affiliates of any business other than the Business;

     (iii) any liability, obligation or commitment of Seller arising out of any actual or alleged breach by Seller of, or nonperformance by Seller under, any Assigned Contract prior to the Closing;

     (iv) any liability, obligation or commitment of Seller arising out of (A) any suit, action or proceeding ("Proceeding") pending or, to the knowledge of Seller, threatened as of the Closing Date or relating to an event that occurred prior to the Closing Date, or (B) any actual or alleged violation by Seller or any of its affiliates of any Applicable Law (as defined in Section 3.03) prior to the Closing;

     (v) any liability, obligation or commitment for Taxes (as defined in Section 3.09), whether or not accrued, assessed or currently due and payable, (A) of Seller or (B) relating to the operation or ownership of the Business or its assets for any Tax period (or portion thereof) ending prior to the Closing Date;

     (vi) any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby ("Transfer Taxes");

     (vii) any liability, obligation or commitment of Seller that relates to, or that arises out of, the employment or the termination of the employment with Seller of any employee or former employee of the Business (including as a result of the transactions contemplated by this Agreement).

(d) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller, other than the Assumed Liabilities, and free and clear of all Liens (as defined in Section 3.05).

(e) Seller and Purchaser acknowledge that certain expenses of the Business are paid on a periodic basis. Accordingly, the items listed below shall be apportioned on a daily basis between Seller and Purchaser, with Seller being responsible for all such expenses attributable to periods prior to the Closing Date, and Purchaser being responsible for all expenses attributable to periods on or after the Closing Date:

     (i) rent (including any advance rent payment made by Seller), tenant utility payments and all other percentage or additional rent, common area maintenance and sundry charges (including any HVAC charges) and commissions paid by tenants;

     (ii) utility company charges, including electricity, gas, fuel, water and sewer charges;

     (iii) real estate taxes, general and special assessments and other public or private charges affecting the Business's premises;

     (iv) all license and maintenance fees with respect to software programs that are listed on Schedule 3.07;

     (v)   any other payment due under an Assigned Contract or Assigned
           Permit.

SECTION 1.04  Consents of Third Parties

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset. If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any Assigned Contract may not be assigned to Purchaser by reason of the absence of any such consent, Purchaser shall not be required to assume any Assumed Liabilities arising under such Assigned Contract.

(b) If any such consent is not obtained prior to the Closing, Seller and Purchaser shall cooperate (at Seller's expense) in any lawful and reasonable arrangement under which Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights. To the extent, and only to the extent, Purchaser is able to receive the economic claims, rights and benefits under such asset, Purchaser shall be responsible for the Assumed Liabilities, if any, arising under such asset. Seller hereby subcontracts to Purchaser and Purchaser hereby accepts, the rights and obligations of Seller under the maintenance agreements listed on Schedule 3.06, for which consents to assignment have not been obtained by the Closing Date, until such time as consents to the assignment of such agreements to Purchaser have been obtained.

SECTION 1.05  Purchase Price Adjustment

Five (5) months after the Closing Date, Purchaser shall transfer to Seller an amount of money equaling one hundred thousand dollars ($100,000) minus all reasonable out-of-pocket expenses Purchaser has incurred in ensuring the full and complete functioning of the operation site of the Business (including moving expenses) in accordance with Purchaser's regular standard of operation (including without limitations all out-of pocket expenses incurred by Purchaser in connection with the tenant improvements under the lease for the premises at Westbrooke Office Park, 3935 NW Aloclek Place, Building C, Beaverton, OR 97008). Without limiting the foregoing Seller acknowledges that it is Seller's obligation to transfer to Purchaser a full and complete functioning site, however, this liability is limited to the one hundred thousand dollars ($100,000) holdback. Purchaser shall pay such amount of money in immediately available funds to Seller's bank account specified in Section 2.02(a) or such other account as Seller may specify by notice to Purchaser in accordance with this Agreement.

                                ARTICLE II

                               The Closing

SECTION 2.01  Closing Date

Subject to the fulfillment of the conditions set forth in Article VI hereof, the closing of the Acquisition (the "Closing") shall take place at the offices of Amdocs (UK) Limited, at 10:00 a.m. on June 28, 1999 or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

SECTION 2.02  Transactions to be effected at the Closing

At the Closing:

(a) Seller shall deliver to Purchaser: (i) such appropriately executed deeds (in recordable form), bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel and
(ii) payment by wire transfer to a bank account designated in writing by Purchaser (such designation to be made at least two business days prior to the Closing Date) of immediately available funds in an amount equal to the amounts payable under Section 1.03 (a) above, and
(iii) such other documents as are required pursuant to Article VI;
and

(b) Purchaser shall deliver to Seller: (i) payment, by wire transfer to Seller's bank account at State Street Bank & Trust Company, 225
Franklin Street, Boston, MA 02110, A.B.A #011000028, for Dynamics Research Corporation Account # 2085-472-5, of immediately available funds in an amount equal to seven hundred thousand dollars
($700,000), plus an amount equal to the security deposit given by Seller under the Business lease agreement in the amount of twenty thousand seven hundred fifty four dollars and sixty cents
($20,754.60) plus an amount equal to the expenses payable by Purchaser pursuant to Section 1.03(e) that have been paid by Seller;
(ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel and (iii) such other documents as are required pursuant to Article VI.

SECTION 2.03  Risk of Loss

Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence not covered by insurance payable to Purchaser shall be the sole responsibility of Seller, as applicable.

                                 ARTICLE III

                    Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 3.01  Organization, Standing and Power

Seller is duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets relating to the Business and to conduct the Business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (i) on the Business or (ii) on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements (a "Seller Material Adverse Effect"). Seller has delivered to Purchaser true and complete copies of the articles of organization and by-laws of Seller, in each case as amended through the date of this Agreement.

SECTION 3.02  Authority; Execution and Delivery; Enforceability

Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Seller's part. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party will after the Closing constitute, a legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.03  No Conflicts; Consents

Except as disclosed on Schedule 3.03, the execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined in Section 3.05) upon any of the properties or assets of the Business under, any provision of (i) the articles of organization or by-laws of Seller, (ii) any contract to which Seller is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to Seller or its properties or assets. Except as disclosed on Schedule 3.03, no consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or any third party, is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 3.04  Financial Condition

Except as disclosed on Schedule 3.04, the Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that have had or could reasonably be expected to have a Seller Material Adverse Effect.

SECTION 3.05  Assets other than Real Property Interests

Except as disclosed on Schedule 3.05, Seller has good and valid title to, or a valid leasehold interest in, all the Acquired Assets, in each case free and clear of all material mortgages, liens, security interests, charges, leases, subleases, options, claims or encumbrances of any kind (collectively, "Liens").

SECTION 3.06  Contracts

(a) Schedule 3.06 sets forth a list of each Assigned Contract, indicating, in each case, the parties involved. In addition, Schedule
3.06 sets forth a complete list of all invoices paid or outstanding for the Products maintenance fees for the year 1999. Except as set forth in Schedule 3.06, Seller is not a party to or bound by any contract that is used, held for use or intended for use primarily in, or that arises primarily out of, the operation or conduct of the Business and that is:

     (i) a contract granting a Lien upon any Business property or any other Acquired Asset;

     (ii) a contract for the sale of any Acquired Asset or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof.

(b) Except as set forth in Schedule 3.06, all Assigned Contracts are valid, binding and in full force and effect and are enforceable by Seller in accordance with their terms, subject to general principles of equity and insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors' rights generally. Seller has performed all material obligations required to be performed by it to date under the Assigned Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Complete and correct copies of all written Assigned Contracts listed in
Schedule 3.06, together with all modifications and amendments thereto, have been delivered to Purchaser.

(c) Schedule 3.06 sets forth each Assigned Contract with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition to avoid the invalidity of the transfer of such Assigned Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

SECTION 3.07  Business Assets

Schedule 3.07 sets forth a list of each item of equipment, machinery, furniture, furnishings and vehicles used primarily in the Business, indicating, in each case, the year of purchase and the current estimated value thereof. Each such item is in good working order, subject to normal wear and tear, is free from any known material defect and has been maintained in all material respects in accordance with the past practice of the Business and generally accepted industry practice, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All leased personal property of the Business is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

SECTION 3.08  Permits

(a) Schedule 3.08 sets forth all material certificates, licenses, permits, authorizations and approvals ("Permits") issued or granted to Seller by Governmental Entities that are used or held for use in the operation or conduct of the Business. Except as set forth in
Schedule 3.08, (i) all such Permits are validly held by Seller, and Seller has complied in all material respects with all terms and conditions thereof, (ii) Seller has not received notice of any Proceedings relating to the revocation or modification of any such Permits, and (iii) to the knowledge of Seller, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Acquisition.

(b) Seller possesses all material Permits to own or hold under lease and operate the Acquired Assets and to conduct the Business as currently conducted.

SECTION 3.09  Taxes

(a)  For purposes of this Agreement:

     "Tax" means (i) any tax or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date and (iii) any liability of any person with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such person to indemnify any other person.

     "Code" means the Internal Revenue Code of 1986, as amended.

(b) Except as set forth in Schedule 3.09, (i) Seller, and any affiliated group, within the meaning of Section 1504 of the Code, of which Seller is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material income Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no material Tax Liens (other than Liens for current Taxes not yet due and payable) have been filed and no material claims are being asserted in writing with respect to any Taxes.

(c) Except as set forth in Schedule 3.09, (i) neither Seller nor any of its affiliates has made with respect to Seller, or any assets of the Business, any consent under Section 341 of the Code, (ii) none of the Acquired Assets is "tax exempt use property" within the meaning of
Section 168(h) of the Code, and (iii) none of the Acquired Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue
Code of 1954.

SECTION 3.10  Proceedings

There are no pending or to the knowledge of Seller, threatened Proceedings or claims with respect to which Seller has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of the Business or against or affecting any Acquired Asset. To the knowledge of Seller, Seller is not a party or subject to or in default under any Judgment applicable to the conduct of the Business or any Acquired Asset or Assumed Liability. There is not any Proceeding or claim by Seller pending, or which Seller intends to initiate, against any other Person arising out of the conduct of the Business.

SECTION 3.11  Compliance with Applicable Laws

The Business is in material compliance with all Applicable Laws, including those relating to occupational health and safety or the environment.

SECTION 3.12  Employee and Labor Matters

No employee of the Business is, to the knowledge of Seller, a party to or bound by any contract, or subject to any Judgment that may interfere with the use of such person's best efforts to promote the interests of the Business, may conflict with the Business or the transactions contemplated hereby or that has had or could reasonably be expected to have a Seller Material Adverse Effect. To the knowledge of Seller, no activity of any employee of the Business as or while an employee of the Business has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other contract to which such employee was a party. To the knowledge of Seller, neither the execution and delivery of this Agreement, nor the conduct of the Business by the employees of the Business, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, under which any such employee is now obligated.

SECTION 3.13  Effect of Transaction

No employee, client, customer or other person having a material business relationship with the Business has informed Seller that such person intends to change such relationship in a material manner because of the purchase and sale of the Business or the consummation of any other transaction contemplated hereby.

                               ARTICLE IV

               Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 4.01  Organization, Standing and Power

Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals other than such franchises, licenses, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the Acquisition and the other transactions contemplated hereby and thereby (a "Purchaser Material Adverse Effect").

SECTION 4.02  Authority; Execution and Delivery; and Enforceability

Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party, and this Agreement constitutes, and each Ancillary Agreement to which it is a party constitutes, a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

SECTION 4.03  No Conflicts; Consents

The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of the Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets. No Consent of, or registration, declaration or filing with, a Governmental Entity, is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.

SECTION 4.04     Availability of Funds

Purchaser has cash available or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition.

                                  ARTICLE V

                                  Covenants

SECTION 5.01  Covenants of Seller Relating to Conduct of Business

(a) Except for matters set forth in Schedule 5.01 or otherwise expressly permitted by the terms of this Agreement, from the date of this Agreement to the Closing Seller shall conduct the Business in the ordinary course in substantially the same manner as previously conducted (including with respect to research and development efforts, advertising, promotions and capital expenditures) and use all commercially reasonable efforts to keep intact the Business, keep available the services of the current employees of the Business and preserve in all material respects the relationships of the Business with customers, suppliers, licensors, licensees, distributors and others with whom the Business deals. In addition (and without limiting the generality of the foregoing), except as set forth in
Schedule 5.01 or otherwise expressly permitted or required by the terms of this Agreement, Seller shall not do any of the following in connection with the Business without the prior written consent of
Purchaser:

     (i) adopt or amend any Seller employee benefit plan relating to the employees of the Business or enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other contract with any labor organization, union or association, except in each case as required by Applicable Law;

     (ii) grant to any executive officer or employee any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated;

     (iii) permit, allow or suffer any Acquired Asset to become subjected to any Lien of any nature whatsoever; or

     (iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Business;

(b ) Advise of Changes. Until the Closing, Seller shall promptly advise Purchaser in writing of the occurrence of any matter or event that is material to the Business.

(c)  Affirmative Covenants.  Until the Closing, Seller shall, and
Seller shall cause its affiliates to:

     (i) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, normal wear and tear excepted; and

     (ii) upon any damage, destruction or loss to any Acquired Asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such Acquired Asset before such event or, if required, to such other (better) condition as may be required by Applicable Law.

(d) Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the Closing, Seller shall use commercially reasonable efforts to consult in good faith on a regular and frequent basis with the representatives for Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such representatives. Seller acknowledges that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall not have any liability or responsibility for any actions of Seller or any of its officers or directors with respect to matters that are the subject of such consultations unless Purchaser expressly consents to such action in writing.

SECTION 5.02  No Solicitation

Seller shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by either of them to, (i) solicit, initiate or encourage any "other bid", (ii) enter into any agreement with respect to any other bid or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any other bid. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer of Seller, whether or not such person is purporting to act on behalf of Seller or otherwise, shall be deemed to be a breach of this
Section 5.02 by Seller. Seller promptly shall advise Purchaser orally and in writing of any other bid or any inquiry with respect to or which could lead to any other bid and the identity of the person making any such other bid or inquiry. As used in this Section 5.02, "other bid" shall mean any proposal to acquire in any manner any of the Acquired Assets, other than in the ordinary course of business.

SECTION 5.03  Access to Information

Seller shall afford to Purchaser and its counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments and records of the Business or relating thereto, and during such period shall furnish promptly to Purchaser any information concerning the Business as Purchaser may reasonably request.

SECTION 5.04  Confidentiality

(a) Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a Non-Disclosure Agreement dated as of March 16, 1999, between Purchaser and Seller (the "Non-Disclosure Agreement"), a copy of which is attached hereto as Exhibit A. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement shall terminate (with respect to information relating solely to the Business); provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or Seller's representatives concerning
Seller shall remain subject to the terms and conditions of the Non-Disclosure Agreement after the Closing Date.

(b) Seller shall keep confidential, and cause its affiliates and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, except as required by law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section
5.04(b). The covenant set forth in this Section 5.04(b) shall terminate seven years after the Closing Date.

SECTION 5.05  Reasonable Efforts

(a) On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. Each party shall use its commercially reasonable efforts to cause the Closing to occur on or prior to Closing Date.

(b) Prior to the Closing and for a period of 12 months thereafter, each party shall, and shall cause its affiliates to, use its commercially reasonable efforts to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the transfer of the Acquired Assets to, and the assumption of the Assumed Liabilities by, Purchaser; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

SECTION 5.06  Expenses; Transfer Taxes

(a) Whether or not the Closing takes place, and except as set forth in Sections 5.09 and 9.03 and Article VIII, all costs and expenses incurred in connection with this Agreement and the Ancillary
Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 5.05.

(b) All Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller.

SECTION 5.07  Brokers or Finders

Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 5.08  Employee Matters and Benefit Plan Matters

From the date of this Agreement to the Closing, Seller shall negotiate in good faith the termination of the employment of all employees listed on
Schedule 6.03. Seller shall pay to each employee all amounts due to such employee including redemption of unused annual sick leave and accumulated annual vacation.

SECTION 5.09  Post-Closing Cooperation

Purchaser and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting, tax and accounting matters. After the Closing, at the request of Purchaser, Seller will provide Purchaser a copy of all books of account, ledgers and financial or accounting records that arise primarily out of the conduct or operation of the Business.

SECTION 5.10  Publicity

No public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other. Seller hereby acknowledges that Purchaser desires to make a public announcement regarding the transaction contemplated under this Agreement. Purchaser shall coordinate such public announcement with Seller.

SECTION 5.11  Records

Purchaser recognizes that certain Records may contain incidental information relating primarily to subsidiaries or divisions of Seller other than the Business and that Seller may retain copies of the relevant portions thereof.

SECTION 5.12  Agreement Not to Compete

(a) Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Business to the extent permitted by law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.12 and, therefore, for a period of five years from the Closing, Seller shall not, and shall cause each of its affiliates not to, directly or indirectly:

     (i) engage in activities or businesses, or establish any new businesses, worldwide that are substantially in competition with the Business, including (A) selling goods or services of the type sold or offered to for sale by the Business, (B) soliciting any customer or prospective customer of the Business to purchase any goods or services sold by the Business from anyone other than Purchaser and its affiliates, and (C) assisting any person in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above;

     (ii) solicit, recruit or hire any employees of the Business or persons who have worked for the Business;

     (iii) solicit or encourage any current or future employee of the Business or of any related business of the Purchaser to leave the employment of Purchaser;

     (iv) use confidential information relating to the Business for its own benefit or the benefit of any other person; and

     (v) defame the Business or any of the Sleuth or Integrity + products.

(b) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach of the covenants contained in Section 5.12(a). Purchaser shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

SECTION 5.13  Further Assurances

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.05), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
In addition, Seller covenants it shall not issue any invoices with respect to the Business after the Closing Date (other than for work performed prior to the Closing Date, which invoices can only be issued within thirty (30) days of the Closing Date). Notwithstanding the above, Seller shall not issue any invoices after the Closing Date with respect to licensee fees of the Products.

SECTION 5.14  Purchase Price Allocation

Pursuant to Section 1060 of the Code, Seller and Purchaser mutually agree to allocate the Purchase Price among the Acquired Assets according to their relative fair market values on the Closing Date (the
"Allocation"). The Allocation shall be substantially the same as the allocation reflected in Exhibit B attached hereto, adjusted to take into account any changes in the fair market values of such assets from the date of this Agreement to the Closing Date. Seller and Purchaser shall mutually agree to an adjustment of the Allocation to reflect any adjustment to the Purchase Price pursuant to Section 1.05. Any such adjustment shall be made in accordance with Section 1060 of the Code. The Seller and Purchaser further agree that they will use the Allocation in all Tax returns, including IRS Form 8594, and will not take any position for Tax or financial reporting purposes that is inconsistent with the Allocation without the express written consent of the other party. If there is an adjustment to the Allocation as a result of an adjustment to the Purchase Price after a party has filed IRS form 8594, such party shall file a new IRS form 8594 reflecting the adjustments to the Allocation.

                               ARTICLE VI

                          Conditions Precedent

SECTION 6.01  Conditions to Each Party's Obligation

The obligation of Purchaser to purchase and pay for the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Technology Transfer Agreement. The concurrent closing of the
Technology Transfer Agreement dated as of the date hereof between Seller and Amdocs Development Limited, a copy of which is attached hereto as Exhibit C.

(b) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(c) No Injunctions or Restraints. No Applicable Law or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

SECTION 6.02  Conditions to Obligation of Purchaser

The obligation of Purchaser to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(b) Performance of Seller's Obligations. Seller has performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c)  RBOCs' Maintenance Assignment Agreements.   The receipt by Purchaser
of letters addressed to each of Ameritech, US West and Bell Atlantic assigning to Purchaser all maintenance obligations with respect to Sleuth and an Assignment and Assumption Agreement signed by Southwestern Bell Telephone Company assigning to Purchaser all maintenance obligations with respect to Sleuth. Seller agrees to use its commercially reasonable efforts to obtain after the Closing Date an Assignment and Assumption Agreement signed by BellSouth assigning to Purchaser all maintenance obligations with respect to Sleuth, which Purchaser agrees to accept.

(d) Absence of Proceedings. There shall not be pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Purchaser and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the Business, or to compel Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the Business, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the Business.

(e) Transfer Taxes. Seller has prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Taxes that is required to be filed by Seller prior to Closing and, when applicable, has paid all Transfer taxes required to be paid by it.

(f) Consents. Seller shall have received, and delivered to Purchaser copies of, written consents from all third parties necessary or appropriate to effect the Acquisition (which consents the parties acknowledge are listed on Schedule 3.03 hereto), other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

(g) Other Documents. Seller has furnished to Purchaser such other documents relating to Seller's corporate existence and authority (including copies of resolutions of the board of directors of Seller), as Purchaser or its counsel may reasonably request.

(h) Opinion of Seller's Counsel. Purchaser shall have received an opinion dated the Closing Date of Ropes & Gray, counsel to Seller, in substantially the form of Exhibit D attached hereto. Purchaser shall have also received an opinion dated the Closing Date of Pryor Cashman Sherman & Flynn LLP, New York counsel to Seller, as to the enforceability of this Agreement under New York law.

(i) Acceptance by Purchaser's Counsel. The form and substance of all legal matters contemplated herein and of all documents delivered hereunder shall be reasonably acceptable to COUNSEL TO PURCHASER, counsel to Purchaser.

SECTION 6.03  Conditions to Obligation of Seller

The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreement shall be true and correct in all material respects, as of the date of hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c) Transfer Taxes. Purchaser shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Tax that is required to be filed by Purchaser prior to Closing.

(d) Employees. Purchaser shall have offered most of the employees listed on Schedule 6.03 positions of employment at will with Purchaser comparable to their positions with Seller. A position with Purchaser shall be deemed to be comparable to a position with Seller if the initial offer of employment with Purchaser will involve (i) no reduction in compensation, (ii) no change in work shift and (iii) no relocation of workplace by more than seventy five (75) miles from the employees' current workplace.

(e) Acceptance by Seller's Counsel. The form and substance of all legal matters contemplated herein and all documents delivered hereunder shall be reasonably acceptable to counsel to Seller.

SECTION 6.04  Frustration of Closing Conditions

Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.05.

                                 ARTICLE VII

                       Termination, Amendment and Waiver

SECTION 7.01  Termination

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

     (i)   by mutual written consent of Seller and Purchaser;

     (ii) by Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

     (iii) by Purchaser if any of the conditions set forth in Sections
           6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

     (iv) by Seller or Purchaser, if the Closing does not occur on or prior to July 15, 1999;
           provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not primarily responsible for such failure by itself being then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

     (i) Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

     (ii) all confidential information received by Purchaser with respect to the businesses of Seller shall be treated in accordance with the Non-disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02  Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller, (ii) Section 5.06 relating to certain expenses, (iii) Section
5.07 relating to finder's fees and broker's fees, (iv) Section 7.01 and this Section 7.02 and (v) Section 5.10 relating to publicity. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to seek specific performance by any other party of its obligations under this Agreement.

SECTION 7.03  Amendments and Waivers

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                             ARTICLE VIII

                           Indemnification

SECTION 8.01  Indemnification by Seller

(a) Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred, imposed or assessed (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

     (i) any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement or in any certificate delivered in connection herewith (it being agreed and acknowledged by the parties that for purposes of Purchaser's right to indemnification pursuant to this Section
           8.01 the representations and warranties of Seller shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Seller Material Adverse Effect);

     (ii) any breach of any covenant of Seller contained in this Agreement;

     (iii) any Excluded Liability;

     (iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable; and

     (v) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

(c) Seller shall be liable under this Section 8.01 in respect of Losses only to the extent the aggregate of such Losses exceeds fifty thousand dollars ($50,000), in which case Seller shall be liable under this Section 8.01 for the amount of such Losses in excess of fifty thousand dollars ($50,000) up to a maximum of seven hundred thousand dollar ($700,000).

(d) This Article VIII shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by Purchaser or its successors and permitted assigns.

SECTION 8.02  Termination of Indemnification

The obligations of Seller to indemnify and hold harmless Purchaser, (i) pursuant to Section 8.01(a)(i), shall terminate at the end of the survival period for the applicable representation or warranty pursuant to
Section 8.04 and (ii) pursuant to the other clauses of Section 8.01 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which Purchaser shall have, before the expiration of the applicable survival period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to
Section 8.03 to Seller.

SECTION 8.03  Procedures

(a) Third Party Claims. In order for Purchaser to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against Purchaser (a "Third Party Claim"), Purchaser must notify Seller in writing of the Third Party Claim promptly following receipt by Purchaser of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Seller shall have been actually and materially prejudiced as a result of such failure (except that Seller shall not be liable for any expenses incurred during the period in which Purchaser failed to give such notice). Thereafter, Purchaser shall deliver to Seller, promptly following Purchaser's receipt thereof, copies of all notices and documents (including court papers) received by Purchaser relating to the Third party Claim.

(b) Assumption. If a Third Party Claim is made against Purchaser, Seller shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by Seller; provided, however, that such counsel is not reasonably objected to by Purchaser. Should Seller so elect to assume the defense of a Third Party Claim, Seller shall not be liable to Purchaser for any legal expenses subsequently incurred by Purchaser in connection with the defense thereof. If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by Seller), at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. Seller shall be liable for the reasonable fees and expenses of counsel employed by Purchaser for any period during which Seller has not assumed the defense thereof. If Seller chooses to defend or prosecute a Third Party Claim, Purchaser shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon Seller's request) the provision to Seller of records and information that are reasonably relevant to such Third
Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not Seller assumes the defense of a Third Party Claim, Purchaser shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without Seller's prior written consent (which consent shall not be unreasonably withheld). If Seller assumes the defense of a Third Party Claim, Purchaser shall agree to any settlement, compromise or discharge of a Third Party Claim that Seller may recommend and that by its terms releases Purchaser completely in connection with such Third Party Claim and that would not be likely to set a precedential custom or practice adverse to the continuing business interest of Purchaser. Notwithstanding the foregoing, Seller shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by Purchaser in defending such Third
Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against Purchaser that Purchaser reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, Seller shall be entitled to assume the defense of the portion relating to money damages.

(c) Other Claims. In the event Purchaser should have a claim against Seller under Section 8.01 that does not involve a Third Party Claim being asserted against or sought to be collected from Purchaser, Purchaser shall deliver notice of such claim with reasonable promptness to Seller. Subject to Sections 8.02 and 8.04, the failure by Purchaser so to notify Seller shall not relieve Seller from any liability that it may have to Purchaser under Section 8.01, except to the extent Seller has been actually and materially prejudiced by such failure. If Seller does not notify Purchaser within ten (10) business days following its receipt of such notice that Seller disputes its liability to Purchaser under Section 8.01, such claim specified by Purchaser in such notice shall be conclusively deemed a liability of Seller under Section 8.01 and Seller shall pay the amount of such liability to Purchaser on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

SECTION 8.04  Survival of Representations

The representations and warranties contained in this Agreement and in any certificate delivered in connection herewith shall survive the Closing for two (2) years after the Closing Date; provided, however, that the representation and warranty of Seller in Section 3.09 shall survive the Closing and shall continue in full force and effect for five (5) years. All covenants and agreements contained in this Agreement shall survive the Closing and remain in full force and effect forever.

                                ARTICLE IX

                            General Provisions

SECTION 9.01  Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by a party (including by operation of law in connection with a merger or consolidation of a party) without the prior written consent of the other party hereto. Notwithstanding the foregoing, Purchaser may assign its right to purchase the Acquired Assets or any portion thereof hereunder to an affiliate of Purchaser without the prior written consent of Seller, provided that Purchaser shall remain liable for all obligations under this Agreement. Any attempted assignment in violation of this Section 9.01 shall be null and void.

SECTION 9.02  No Third-Party Beneficiaries

Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto, their successors and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto, their successors and such assigns, any legal or equitable rights hereunder.

SECTION 9.03  Attorney Fees

A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 9.04  Investigation; No Additional Representation

Seller has not made and is not making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein. Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon and on Seller representations, warranties and covenants contained in this Agreement has formed an independent judgment concerning the Acquired Assets and Business and (ii) has been furnished with or given adequate access to such information about the Acquired Assets and Business as it has requested.

SECTION 9.05  Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

     (i)   if to Purchaser
           Amdocs Inc.
           1390 Timberlake Manor Parkway
           Chesterfield, MO 63017
           Telecopier: (314) 212-7092
           Attention:  Mr. Nissim Daunov
           with a copy to:
           Legal Department

     (ii)  if to Seller,
           Dynamics Research Corporation
           60 Frontage Road
           Andover, MA 01810
           Telecopier: (978) 474-9204
           Attention: Albert Rand, Chief Executive Officer with a copy to:
           Ropes & Gray
           One International Place
           Boston, MA 02110
           Telecopier: (617) 951-7050
           Attention: Stephen A. Kaufman, Esq.
           Mary E. Weber, Esq.

SECTION 9.06  Interpretation; Exhibits and Schedules; Certain Definitions.

(a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) For all purposes hereof:

"affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

"including" means including, without limitation.

"person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental
Entity or other entity.

"subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

SECTION 9.07  Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 9.08  Entire Agreement

This Agreement, the Ancillary Agreements and the Non-Disclosure Agreement, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Non-Disclosure Agreement.

SECTION 9.09  Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 9.10  Consent to Jurisdiction

To the extent permitted by applicable law, each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. To the extent permitted by applicable law, each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.10. To the extent permitted by applicable law, each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.11  Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 9.12  Waiver of Jury Trial

Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.12.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.


                                    Dynamics Research Corporation,

                                    By     /s/  Albert Rand
                                           Albert Rand
                                           President, Chief Executive Officer


                                    AMDOCS, INC.,

                                    By     /s/  Thomas G. O'Brien
                                           Thomas G. O'Brien
                                           Treasurer